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                                                                     EXHIBIT 5.1

                     OPINION OF GIBSON, DUNN & CRUTCHER LLP

                                  June 14, 2001

(949) 451-3800                                                     C 87007-01405

Standard Pacific Corp.
15326 Alton Parkway
Irvine, CA 92618

         Re: Registration Statement on Form S-8 for 1,500,000 Shares of Common
             Stock

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Standard Pacific Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,500,000 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), reserved for issuance under the 2000 Stock Incentive Plan of Standard Pacific Corp. (the "2000 Plan").

         For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

         On the basis of and in reliance upon the foregoing and assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, we are of the opinion that assuming the shares of Common Stock being offered under the 2000 Plan are issued and paid for in accordance with the provisions of the 2000 Plan and the consideration is valid under state law (and not less than the par value per share), such shares will be validly issued, fully paid and nonassessable.

         This opinion is limited to the federal laws of the United States, and, to the limited extent set forth below, the Delaware General Corporation Law, as such laws currently exist. We are not admitted to practice law in the State of Delaware, but we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we considered necessary to render our opinion. We assume no obligation to revise or supplement this opinion should such laws, or interpretations thereof, be changed.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/ GIBSON, DUNN & CRUTCHER LLP

                                          GIBSON, DUNN & CRUTCHER LLP